Exhibit 10.1

EXECUTION COPY

HUNTSMAN CORPORATION

$250,000,000

7% Convertible Senior Notes due 2018

NOTE PURCHASE AGREEMENT

Dated December 23, 2008

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Schedule A	Information Relating To Purchasers
Schedule B	Defined Terms

Exhibit 1	Form of 7% Convertible Senior Notes due 2018
Exhibit 2	Form of Registration Rights Agreement
Exhibit 3	Form of Voting and Standstill Agreement
Exhibit 4	Form of Opinion of Counsel to the Company
Exhibit 5	Form of Opinion of Counsel to the Purchasers

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7% Convertible Senior Notes due 2018

December 23, 2008

TO EACH OF THE PURCHASERS

LISTED IN SCHEDULE A HERETO:

Ladies and Gentlemen:

Huntsman Corporation, a Delaware corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.   AUTHORIZATION OF NOTES.

The Company will authorize the issue and delivery of $250,000,000 aggregate principal amount of its 7% Convertible Senior Notes due 2018 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 9.2(b) or Section 12).  The Notes shall be substantially in the form set out in Exhibit 1, subject to the changes contemplated thereunder for Exchange Notes.  Certain capitalized and other terms used in this Note Purchase Agreement (this “Agreement”) are defined in Schedule B.

SECTION 2.   SALE AND ACCEPTANCE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue to each Purchaser and each Purchaser will accept from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A upon delivery by such Purchaser of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are joint and several obligations.

SECTION 3.   CLOSING.

The delivery of the Notes to be accepted by each Purchaser shall occur at the offices of Vinson & Elkins L.L.P., First City Tower, 1001 Fannin, Suite 2500, Houston, Texas 77002, at 9:00 a.m., Houston time, at a closing (the “Closing”) on December 23, 2008 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers.  At the Closing the Company will deliver to each Purchaser the Notes to be accepted by such Purchaser in the form of a single Note dated the date of the Closing and registered in such Purchaser’s name, against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the principal amount thereof by wire transfer to an account number designated by the Company at least 24 hours before the Closing.

SECTION 4.   CONDITIONS TO CLOSING.

Section 4.1             Conditions to Purchaser’s Obligations.  Each Purchaser’s obligation to accept the Notes to be delivered to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

(a)                                  The Company shall have delivered to such Purchaser the Notes, duly authorized and issued, to be accepted by such Purchaser in the form of a single Note dated as of the Closing Date and registered in such Purchaser’s name.

(b)                                 The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (without regard to qualifications or exceptions contained therein as to materiality) when made and at the time of the Closing as though made on and as of the Closing.

(c)                                  The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.

(d)                                 The Registration Rights Agreement, in substantially the form attached hereto as Exhibit 2 (the “Registration Rights Agreement”), shall have been duly authorized, executed and delivered to the Purchasers by the Company.

(e)                                  The Voting and Standstill Agreement, in substantially the form attached hereto as Exhibit 3, shall have been duly authorized, executed and delivered to the Purchasers by the Company.

(f)                                    No Governmental Authority having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no law or regulation shall have been adopted that makes consummation of the transaction contemplated by this Agreement illegal or otherwise prohibited.

(g)                                 The Purchasers shall have received from counsel to the Company an opinion substantially in the form attached hereto as Exhibit 4.

(h)                                 The Company has not, in any material respect, violated or breached any terms, agreements or conditions contained in that certain Settlement Agreement and Release dated as of December 14, 2008 (the “Settlement Agreement”) by and among the Company and certain of its affiliates, on the one hand, and certain of the Purchasers and their respective affiliates who are party thereto (the “Apollo Settlement Parties”), on the other hand.

Section 4.2                                      Conditions to Company’s Obligations.  The Company’s obligation to issue the Notes to be delivered to any of the Purchasers at the Closing is subject to the fulfillment to the Company’s satisfaction, prior to or at the Closing, of the following conditions:

(a)                                  Each Purchaser shall have delivered, or caused to be delivered, to the Company or its order, immediately available funds in the amount specified opposite such Purchaser’s name in Schedule A.

(b)                                 The representations and warranties of all of the Purchasers in this Agreement shall be true and correct in all material respects (without regard to qualifications or exceptions contained therein as to materiality) when made and at the time of the Closing.

(c)                                  All of the Purchasers shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing.

(d)                                 The Voting and Standstill Agreement, in the form attached hereto as Exhibit 3 (the “Voting and Standstill Agreement”) shall have been duly authorized, executed and delivered to the Company by all parties thereto (other than the Company).

(e)                                  The Purchasers shall have executed and delivered to the Company the Registration Rights Agreement.

(f)                                    No Governmental Authority having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no law or regulation shall have been adopted that makes consummation of the transaction contemplated by this Agreement illegal or otherwise prohibited.

(g)                                 The Company shall have received from counsel to the Apollo Settlement Parties an opinion substantially in the form attached hereto as Exhibit 5.

(h)                                 The Apollo Settlement Parties have not, in any material respect, violated or breached any terms, agreements or conditions contained in the Settlement Agreement.

SECTION 5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1                                      Organization; Power and Authority.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases properties or conducts any business, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Notes (including the payment of interest thereon or principal thereof).  The Company has the corporate power and authority to conduct its business as currently conducted.  The Company has all requisite power and authority to execute and deliver this Agreement, the Voting and Standstill Agreement and the Registration Rights Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions that are the subject of this Agreement, the Voting and Standstill Agreement and the Registration Rights Agreement.  Any person signing this Agreement, the Registration Rights Agreement and the Voting and Standstill Agreement on behalf of the Company has been duly authorized by the Company to do so.  No other consent, approval or authorization of any Person is required in connection with the execution, delivery or performance by the Company of this Agreement, the Registration Rights Agreement and the Voting and Standstill Agreement other than (1) as may be required under the HSR Act or similar foreign competition laws and (2) such other consents, approvals or authorizations, as to which the failure to obtain could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Notes (including the payment of interest thereon or principal thereof).

Section 5.2                                      Authorization, Etc.  This Agreement, the Voting and Standstill Agreement, the Registration Rights Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3                                      Underlying Shares.  The issuance of the Common Stock issuable upon conversion of the Notes, and the payment of any interest under the Notes, has been duly authorized by all necessary corporate action, and such shares, when so issued, shall be duly authorized, validly issued, fully paid and non-assessable.

Section 5.4                                      Compliance with Rulings, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement, the Voting and Standstill Agreement, the Registration Rights Agreement and the Notes and the performance by the Company of its obligations hereunder and thereunder (including the issuance of any Common Stock upon conversion of the Notes) will not (i)  violate, conflict with, result in any breach or violation of, or constitute a default (with or without notice or lapse of time or both), or result in the termination of or acceleration of performance required by, or result in a right of termination or acceleration under, any agreement, indenture, mortgage, deed of trust, loan, bond, lease, purchase or credit agreement or the Company’s corporate charter or by-laws or the governing documents of any subsidiary of the Company, or any other agreement or instrument to which the Company or any of its subsidiaries or its or their respective properties or assets are bound, or (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any of its subsidiaries, in each case except as would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Notes, or adversely affect the validity thereof.

Section 5.5                                      Governmental Authorizations, Etc.  Assuming the accuracy of the Purchasers’ representations in Section 6, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than as may be required under the HSR Act or similar foreign competition laws.

SECTION 6.   REPRESENTATIONS AND AGREEMENTS OF THE PURCHASERS.

Each Purchaser hereby, jointly and severally, represents and warrants to and agrees with the Company as follows:

Section 6.1                                      Authorization.  Each Purchaser has all requisite power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Voting and Standstill Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions that are the subject of this Agreement, the Registration Rights Agreement and the Voting and Standstill Agreement.  The execution and delivery of this Agreement, the Registration Rights Agreement and the Voting and Standstill Agreement, and the performance by each Purchaser of its obligations hereunder and thereunder, will not violate or constitute a default under the terms of any agreement, indenture or other instrument, license, judgment, decree, order, law, statute, ordinance or other governmental rule or regulation by which such Purchaser is bound.  Any Person signing this Agreement, the Registration Rights Agreement and the Voting and Standstill Agreement on behalf of any Purchaser has been duly authorized by such Purchaser to do so.  No other consent, approval or authorization of any Person is required in connection with the execution, delivery or performance by any Purchaser of this Agreement, the Registration Rights Agreement and the Voting and Standstill Agreement other than (1) as may be required under the HSR Act or similar foreign competition laws and (2) such other consents, approvals or authorizations as to which the failure to obtain could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any Purchaser to perform its obligations under this Agreement or the Voting and Standstill Agreement.

Section 6.2                                      Acknowledgements and Waiver.  Each Purchaser acknowledges and agrees that:

(a)                                  The Securities are being acquired by each Purchaser as part of the settlement (the “Settlement”) contemplated by the Settlement Agreement.

(b)                                 Each Purchaser has had access to all public filings made by the Company with the Securities and Exchange Commission. The Company may possess material, nonpublic information about the Company and its subsidiaries and their condition (financial and otherwise), financial status, results of operations, businesses, properties, management, plans and prospects, including but not limited to certain information concerning the Company’s recent consolidated results of operations and its outlook for future periods (collectively, the “Information”), and each Purchaser did not request or receive such Information in making the decision to accept the Securities pursuant to this Agreement.  Each Purchaser agrees that any such additional Information the Company may possess would not have been material to each Purchaser’s decision to enter into this Agreement and acquire the Securities because of the overall benefits of the Settlement to each Purchaser and its respective affiliates.  Each Purchaser has had access to, and is familiar with, the information regarding the Company and the Settlement in the possession of the Apollo Parties in connection with its purchase of the Notes and did not rely on the Company or its Affiliates or representatives to provide any such information.

(c)                                  The parties to the Settlement Agreement agreed to the Settlement, including the acceptance by each of the Purchasers of the Securities pursuant to this Agreement, on the belief that no Purchasers or their Affiliates would have any claims or causes of action against the Company and its agents and their respective affiliates, controlling persons, officers, directors, employees, representatives, agents, attorneys and managers, with respect to the purchase and sale of the Securities pursuant to this Agreement, based upon, relating to or arising out of representations not expressly given by the Company in this Agreement, including claims related to nondisclosure of any Information.  Accordingly, each Purchaser hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it or any of its Affiliates has or may have against any of the foregoing Persons with respect to the purchase and sale of the Securities, based upon, relating to or arising out of representations not expressly given by the Company herein, including claims related to nondisclosure of any Information.

Section 6.3                                      Matters Concerning the Securities.

(a)                                  Each Purchaser acknowledges and agrees that:  (i) the Securities have not been registered under the Securities Act, the securities laws of any state or the securities laws of any other jurisdiction; and (ii) no governmental or regulatory agency has passed upon, or will pass upon, the Securities or has made, or will make, any finding or determination as to the fairness of investment in the Securities.

(b)                                 Each Purchaser acknowledges and agrees that (i) the Securities cannot be sold unless they are subsequently registered under the Securities Act or unless an exemption therefrom is available, (ii) the Securities have not been registered under applicable state securities laws and, therefore, cannot be sold unless they are subsequently registered under applicable state securities laws or unless an exemption therefrom is available, and (iii) there are significant restrictions on the transferability and voting of the Securities as set forth in the Voting and Standstill Agreement.  Each Purchaser acknowledges and agrees to the restrictions on transfer of the Notes set forth in the legends thereon.

(c)                                  Each Purchaser acknowledges that it, together with its Affiliates, is familiar with the Company due to their involvement in the matters resolved by the Settlement Agreement.  Each Purchaser is a sophisticated party fully capable of evaluating the Settlement and all of its elements, including the acceptance of the Notes pursuant to this Agreement, without the need for any possible additional material non-public Information that the Company may possess.

(d)                                 Each Purchaser’s acquisition and ownership of the Securities will not be prohibited under Section 406 of the United States Employee Retirement Income Security Act of 1974, as amended, or constitute a “prohibited transaction” (as defined in Section 4975(c)(1) of the United States Internal Revenue Code of 1986 (as amended, the “Code”)) for which an exemption does not apply.

(e)                                  In formulating a decision to enter into this Agreement, including the acceptance of the Securities by the Purchasers under this Agreement, no Purchaser has relied or acted on the basis of any representations not expressly given in this Agreement.

SECTION 7.   COVENANTS OF THE COMPANY.

Section 7.1                                      Financial Statements.  If, at any time, the Company is no longer subject to the reporting requirements of the Exchange Act, then each holder of Notes will be entitled, upon its request, to receive:

(a)                                  no later than 45 days after the end of each of the first three quarters of each fiscal year, (i) an unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of such quarter, and (ii) unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its subsidiaries, for such quarter, in each case prepared in accordance with GAAP applicable to quarterly financial statements generally, and

(b)                                 no later than 90 days after the end of each fiscal year, (i) a consolidated balance sheet of the Company and its subsidiaries as at the end of such year, and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its subsidiaries for such year, in each case accompanied by an opinion thereon of independent accountants to the effect that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its subsidiaries in conformity with GAAP.

Section 7.2                                      Consolidation, Merger, Sale or Lease of Assets by the Company.

(a)                                  The Company, without the consent of the holders of any of the outstanding Notes, may

(i)                                     consolidate with or merge with or into any Person, or

(ii)                                  sell, convey, transfer, or otherwise dispose of or lease all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person;

provided that

(A)                              either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplement to this Agreement all of the obligations of the Company under this Agreement and the Notes;

(B)                                immediately after giving effect to the transaction, no Event of Default or Default, in each case relating to the failure to pay interest or principal on the Notes when due, has occurred and is continuing; and

(C)                                the Company delivers to the holders an Officers’ Certificate stating that the consolidation, merger, transfer or lease and the supplement hereto (if any) comply with this Agreement;

provided, however, that in the event of a consolidation or merger of the Company with or into a wholly-owned subsidiary of the Company, the requirement of clause (C) shall not apply.

(b)                                 Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the Notes with the same effect as if such successor Person had been named as the Company hereunder.

SECTION 8.    PREPAYMENT OF THE NOTES.

Section 8.1                                      Prepayments at the Option of the Company.

(a)                                  Except as provided in clause (b) below and in Section 8.3, the Company shall not be entitled to prepay the Notes prior to maturity.  The foregoing shall not affect the right of the Company to purchase Notes from any holder through tender offer, open market purchase or other negotiated purchase or to exchange the Notes for Exchange Notes as provided in the form of the Notes initially issued hereunder.

(b)                                 On or after December 23, 2011, the Company shall be entitled to prepay the Notes in whole, for cash, provided that the Closing Sale Price of the Common Stock, for at least 20 consecutive Trading Days prior to the notice of prepayment described below, exceeds 135% of the Conversion Price in effect on each such Trading Day.

Section 8.2                                      Notice of Optional Prepayments.  The Company will give each holder of Notes written notice of the exercise of the optional prepayment right under Section 8.1(b) not less than 35 days (or, if the holders of Notes are not then restricted from acquiring shares of Common Stock upon conversion of the Notes, under the HSR Act or any similar foreign antitrust law, 15 days) and not more than 60 days prior to the date fixed for such prepayment.  Such notice shall specify such date, and the interest to be paid on the prepayment date with respect to the principal amount being prepaid and the place or places at which Notes shall be surrendered for prepayment.  Delivery of a notice pursuant to this Section 8.2 shall in no way preclude the ability of any holder to sell, transfer or convert the Notes prior to the prepayment date specified in such notice.

Section 8.3                                      Mandatory Prepayment

(a)                                  If a Mandatory Prepayment Event shall occur when any Notes remain outstanding, each holder of Notes shall have the right, at such holder’s option, to require the Company to prepay all or any portion of such holders’ Notes on a date specified by the Company (the “Mandatory Prepayment Date”) that is not less than 20 nor more than 35 Business Days  after the date on which the Company gives the notice of such Mandatory Prepayment Event pursuant to clause (b) below.

(b)                                 Within 15 days after the occurrence of a Mandatory Prepayment Event, the Company shall give to holders of Notes a written notice (the “Mandatory Prepayment Event Notice”) of the Mandatory Prepayment Event and of the prepayment right at the option of the holders arising as a result thereof.  Each Mandatory Prepayment Event Notice shall specify the events causing the Mandatory Prepayment Event, the Mandatory Prepayment Date, the place or places where Notes shall be surrendered for prepayment, and reasonable procedures that holders must follow to require the Company to prepay their Notes.  A holder desiring to exercise its right to prepayment of its Notes pursuant to this Section 8.3 must give notice of such election, which shall be irrevocable, to the Company on or prior to the close of business on the Business Day immediately preceding the Mandatory Prepayment Date. No failure of the Company to give the foregoing notice and no defect therein shall limit the Note holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 8.3.

(c)                                  In connection with any prepayment offer, the Company will, to the extent applicable, comply with the provisions of Rule 13e-4, Rule 14e-1 and any other applicable tender offer rules under the Exchange Act.

(d)                                 Upon surrender of a Note that is to be prepaid, in part pursuant to this Section 8.3, as applicable, the Company shall execute and deliver to the holder a new Note in an authorized denomination equal in principal amount to the unpaid portion of the Note surrendered, in accordance with the procedures provided in Section 12.2.

Section 8.4                                      Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid, unless it is converted in accordance with Section 9.2 prior to the specified prepayment date, shall mature and become due and payable, without premium or penalty in cash on the date fixed for such prepayment, together with interest on such principal amount accrued to such date, in each case upon surrender of such Note for prepayment in accordance with the notice described in Section 8.2 or 8.3, as applicable.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, if any, as aforesaid, interest on such principal amount shall cease to accrue.

Section 8.5                                      Mandatory Exchange.  Notes in the form initially issued hereunder shall be subject to mandatory exchange for Exchange Notes as provided in the form of such Notes, subject to the terms thereof.

SECTION 9.    CONVERSION RIGHTS.

Section 9.1                                      Right to Convert.  Subject to and upon compliance with the provisions of this Agreement, the holder of any Notes not previously prepaid shall have the right, at such holder’s option, to convert the principal amount of the Notes held by such holder, or any portion of such principal amount which is an integral multiple of $1,000, into fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted), by surrender of the Notes so to be converted in whole or in part in the manner provided in Section 9.2.  Upon any such conversion, subject to the terms hereof, a holder will receive, for each $1,000 principal amount of Notes converted, a number of shares of Common Stock equal to the Conversion Rate.  The “Conversion Rate” shall initially be 127.2750 (which is approximately equivalent to an initial Conversion Price of $7.857), and shall be subject to adjustment as provided in Section 9.4.

Section 9.2                                      Exercise of Conversion Right; Issuance of Common Stock on Conversion; No Adjustment for Interest or Dividends.

(a)                                  In order to exercise the conversion right with respect to any Notes, a holder of Notes must deliver such Notes to the Company with the original or facsimile of the form entitled “Conversion Notice” on the reverse thereof, duly completed and manually signed, together with such Notes duly endorsed for transfer, together with any other required transfer documents as specified herein.  Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion (and any Note or Notes issuable pursuant to Section 9.2(b)) shall be issued, and shall be accompanied by transfer or similar taxes, if required pursuant to Section 9.6.  To validly effect conversion of a Note, all of the foregoing must be received by the Company prior to 5:00 p.m. New York City time on the Business Day immediately preceding the maturity date of the Notes, provided that, with respect to Notes for which a notice of prepayment pursuant to Section 8.1(b) has been given, such documents and instruments must be delivered no later than 5:00 p.m. New York City time on the second Business Day immediately preceding the date fixed for such prepayment.  A holder of Notes who has given a prepayment election notice following receipt of a Mandatory Prepayment Event Notice pursuant to Section 8.3 shall not thereafter be entitled to convert such Notes, unless the Company does not timely pay for such Notes.  Notices of conversion shall be irrevocable.

(b)                                 In case any Notes shall be surrendered for partial conversion, and subject to Section 12.2, the Company shall execute and deliver to the holder of the Notes so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.

(c)                                  Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) on the date on which the requirements set forth in Section 9.2(a) have been satisfied as to such Notes (or portion thereof) (the “Conversion Date”), and such Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.  At such time, a holder of Notes shall be entitled to all rights of a holder of Common Stock, as though such shares had been issued on the Conversion Date, and any property or economic benefit to which such holder would have been entitled as a recipient of a dividend or other distribution on such shares from and after the Conversion Date shall be held in trust for the benefit of such holder, without any interest thereon.  The Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become, on said date, the holder of record of the shares represented thereby; provided that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open.  Prior to the Conversion Date, holders of Notes, in their capacity as such, shall not be entitled to any rights of holders of Common Stock.

(d)                                 Upon the conversion of any Notes, accrued but unpaid interest with respect to the converted Notes shall be deemed to be paid in full to the holder thereof through delivery of the Common Stock in exchange for the Notes being converted pursuant to the provisions hereof, and no payment shall be made with respect to such interest; provided that, with respect to any conversion of Notes effected after a notice of optional prepayment is given by the Company pursuant to Section 8.2, following any such conversion of Notes, any accrued but unpaid interest up to but including the Conversion Date with respect to the converted Notes shall be due and payable to the holder converting such Notes on the next succeeding date which would have been a semiannual interest payment date with respect to such Notes if such Notes were still outstanding.

(e)                                  The Company will deliver shares of Common Stock and cash in lieu of fractional shares to converting holders no later than the third Business Day immediately following the related Conversion Date for such Notes, provided that the Company may delay any such delivery as necessary for the applicable Holder(s) and the Company to comply with the HSR Act or other foreign competition laws.  Certificates representing shares of Common Stock issued upon conversion of Notes shall bear legends concerning transfer restrictions, to the extent applicable, substantially similar to the legend provided in the form of Note, unless the Company determines otherwise.  The Company agrees to remove any such legends promptly at the request of the converting holders to the extent such restrictions no longer apply.

Section 9.3                                      Cash Payments in Lieu of Fractional Shares.  No fractional shares of Common Stock or scrip certificates representing fractional shares shall be issued upon conversion of Notes. If more than one Note shall be surrendered for conversion at one time by the same holder, the number of full shares that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered.  With respect to any fractional share of stock that would be issuable upon the conversion of any Note or Notes, the Company shall make an adjustment and payment therefor in cash to the holder of Notes at a price equal to the product of such fractional share times the Closing Sale Price on the last Trading Day prior to the Conversion Date.

Section 9.4                                      Adjustment of Conversion Rate.  The Conversion Rate shall be adjusted from time to time by the Company as follows; provided, that no single event shall cause an adjustment under more than one subsection of this Section 9.4 so as to result in duplication:

(a)                                  In case the Company shall, at any time or from time to time while any of the Notes are outstanding, pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to all holders of its outstanding shares of Common Stock, then the Conversion Rate in effect at the opening of business on the “ex” date for such dividend or other distribution shall be increased by multiplying such Conversion Rate by a fraction,

(i)                                     the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or other distribution plus the total number of shares of Common Stock constituting such dividend or other distribution; and

(ii)                                  the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination,

such increase to become effective immediately after the opening of business on “ex” date for such distribution.  If any dividend or distribution of the type described in this Section 9.4(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)                                 In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(c)                                  In case the Company shall distribute rights or warrants (other than any rights or warrants referred to in Section 9.4(d)) to all holders of its outstanding shares of Common Stock entitling them to subscribe or purchase, for a period of 45 calendar days or less, shares of Common Stock at a price per share less than the Current Market Price on the declaration date of the distribution, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect at the opening of business on the “ex” date for such distribution by a fraction,

(i)                                     the numerator of which shall be the number of shares of Common Stock outstanding on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the total number of additional shares of Common Stock offered for subscription or purchase, and

(ii)                                  the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price.

Such adjustment shall be successively made whenever any such rights or warrants are distributed, and shall become effective immediately after the opening of business on the “ex” date for such distribution.  To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if the “ex” date for the distribution had not been fixed.  In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the Fair Market Value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

(d)                                 In case the Company shall, by dividend or otherwise, distribute to all holders of its outstanding shares of Common Stock shares of any class of capital stock of the Company or evidences of its indebtedness or assets (including securities, but excluding (i) any Permitted Special Dividend, (ii) any rights or warrants of the type described in Section 9.4(c), (iii) any dividends or distributions in connection with a reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition to which Section 9.5 applies, (iv) any dividends or distributions paid exclusively in cash or (v) any dividends or distributions referred to in Section 9.4(a)) (any of the foregoing hereinafter in this Section 9.4(d) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect at the opening of business on the “ex” date for such distribution by a fraction,

(i)                                     the numerator of which shall be the Current Market Price on the “ex” date for such distribution, and

(ii)                                  the denominator of which shall be the Current Market Price on the “ex” date less the Fair Market Value (as determined in good faith by the Board of Directors) of the portion of the Distributed Assets so distributed applicable to one share of Common Stock, such adjustment to become effective immediately after the opening of business on the “ex” date; provided that if the Fair Market Value (as so determined) of the portion of the Distributed Assets so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the “ex” date or such Current Market Price exceeds such Fair Market Value by less than $1.00, then in lieu of the foregoing adjustment, adequate provision may be made so that each holder of Notes shall have the right to receive upon conversion, for each $1,000 principal amount of Notes, the amount of Distributed Assets that such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the record date for such distribution, in addition to the shares of Common Stock to which such holder is entitled upon conversion. If such distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Rights or warrants distributed by the Company to holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 9.4 (and no adjustment to the Conversion Rate under this Section 9.4 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 9.4(d).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event with respect thereto for which an adjustment to the Conversion Rate under this Section 9.4 was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, in an amount equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

No adjustment of the Conversion Rate shall be made pursuant to this Section 9.4(d) in respect of rights or warrants distributed on any Trigger Event to the extent that holders of the Notes participate in the distribution without conversion as a result of holding the Notes at the same time as holders of Common Stock participate with respect to such distribution and on the same terms as holders of Common Stock participate with respect to such distribution as if holders of the Notes, at such time, held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such holder, without having to convert their Notes.

For purposes of this Section 9.4(d) and Sections 9.4(a) and 9.4(b), any dividend or distribution to which this Section 9.4(d) is applicable that also includes shares of Common Stock, shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of capital stock other than such shares of Common Stock (and any Conversion Rate adjustment required by this Section 9.4(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock (and any further Conversion Rate adjustment required by Section 9.4(a) or 9.4(b) with respect to such dividend or distribution shall then be made.

(e)                                  In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding (x) any Permitted Special Dividend, (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (z) any dividend or distribution in connection with a merger, consolidation or sale to which Section 9.5 applies), in an amount per share of Common Stock that exceeds of $0.15 per share of Common Stock in any fiscal quarter (the “Quarterly Dividend Amount”) then the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect at the opening of business on the “ex” date for such distribution by a fraction,

(i)                                     the numerator of which shall be the Current Market Price of Common Stock on the “ex” date for the distribution; and

(ii)                                  the denominator of which shall be the Current Market Price of Common Stock on the “ex” date for the distribution less the amount of the cash dividend or distribution applicable to one share of Common Stock in excess of the Quarterly Dividend Amount and for which an adjustment has not already been made pursuant to this provision, such adjustment to be effective immediately after the opening of business on the “ex” date for such distribution; provided that if the portion of the cash so distributed applicable to one share of

Common Stock is equal to or greater than the Current Market Price on the “ex” date for the distribution or such Current Market Price exceeds such portion by less than $1.00, then, in lieu of the foregoing adjustment, adequate provision may be made so that each holder of Notes shall have the right to receive upon conversion for each $1,000 principal amount of Notes, the amount of cash such holder would have received had such holder owned a number of shares equal to the Conversion Rate on the record date for such dividend or distribution, in addition to the shares of Common Stock to which such holder is entitled upon conversion.  If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  The Quarterly Dividend Amount is subject to inversely proportional adjustment as and when the Conversion Rate is adjusted pursuant to Sections 9.4(a) and (b).

(f)                                    In case a tender or exchange offer made by the Company or any subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of consideration per share of Common Stock having a Fair Market Value (which, if other than cash, shall be as determined in good faith by the Board of Directors) that as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction,

(i)                                     the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration paid to stockholders for all shares accepted for purchase in the tender or exchange offer (the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, and

(ii)                                  the denominator of which shall be the number of shares of Common Stock outstanding (including any Purchased Shares) at the Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time.  If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or any such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made for the shares not purchased.

(g)                                 For purposes of this Section 9.4, the following terms shall have the meaning indicated:

(i)                                     “Current Market Price” on any date means the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading

Days immediately prior to such date (the “day in question”); provided that if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section 9.4(a), 9.4(b), 9.4(c), 9.4(d), 9.4(e) or 9.4(f) occurs during such ten consecutive Trading Days, the Closing Sale Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by dividing such Closing Sale Price by the same fraction by which the Conversion Rate is so required to be multiplied as a result of such other event.

Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 9.4, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 9.4 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

(ii)                                  “Fair Market Value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.  The Fair Market Value of cash shall be the amount of the cash.

(iii)                               “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of  the holders of Common Stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(h)                                 The Company may make such increases in the Conversion Rate, in addition to those required by Section 9.4(a)-(f), as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes, or as the Company otherwise deems to be in the Company’s best interests.

(i)                                     No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided that any adjustments that by reason of this Section 9.4(i) are not required to be made shall be carried forward and the Company shall make such carry forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (1) five Business Days prior to the maturity of the Notes, and (2) on the Business Day prior to any prepayment date pursuant to Section 8.  All calculations under this Section 9 shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be.  Interest will not accrue on any cash into which the Notes are convertible.

(j)                                     Whenever the Conversion Rate is adjusted as herein provided, the Company will promptly send notice thereof to the holders, which notice shall contain a summary of the transaction or event relating to the adjustment, the details of such adjustment and the Conversion Rate as adjusted.

(k)                                  In any case in which this Section 9.4 provides that an adjustment shall become effective (1) upon the opening of business on an “ex” date, (2) immediately after the record date for an event, or (3) immediately after the Expiration Time for any tender or exchange offer pursuant to Section 9.4(f), (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable distribution, issuance of Common Stock or payment (an “Adjustment Event”) triggering a Conversion Rate adjustment (x) issuing to the holder of any Notes converted after such Determination Date and before the occurrence of such Adjustment Event, the shares of Common Stock issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fractional share.

(l)                                     For purposes of this Section 9.4, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company.

(m)                               No adjustment to the Conversion Rate with respect to any dividend or distribution shall be made pursuant to the this Section 9.4 if the holders of the Notes will otherwise participate in such dividend or distribution without conversion as a result of holding the Notes at the same time as holders of Common Stock participate with respect to such dividend or distribution and on the same terms as holders of Common Stock participate with respect to such dividend or distribution, as if holders of the Notes held the number of shares of Common Stock that they would have received upon conversion of the Notes at such time.

Section 9.5                                      Effect of Reclassification, Consolidation, Merger or Sale.  If any of the following events occur:

(a)                                  any reclassification or change of the outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination),

(b)                                 any consolidation or merger of the Company with or into another Person,

(c)                                  any statutory share exchange of the Company with another Person, or

(d)                                 any sale, lease, transfer, conveyance or other disposition of all or substantially all of the Company’s assets and those of its subsidiaries taken as a whole to another Person, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such Common Stock, in each case, the Company or the successor or purchasing Person, as the case may be, shall modify or supplement the terms of this Agreement, which shall not require consent of any holder of Notes, to provide that the Notes shall thereafter be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash or any combination thereof) (the “Applicable Consideration”) that such holder would have been entitled to receive upon such reclassification, change, consolidation, merger, share exchange, sale, lease, transfer, conveyance or other disposition had such holder’s Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, share exchange, sale, lease, transfer, conveyance or other disposition.  If the kind or amount of securities, cash or other property receivable upon such consolidation, merger, share exchange, sale, lease, transfer, conveyance or other disposition is not the same for each share of Common Stock because of rights of election available to holders of Common Stock, then for the purposes of this Section 9.5, the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale, lease, transfer, conveyance or other disposition shall be proportionately the same as the kind and amount per share received by all Common Stock holders in the aggregate and the term “Applicable Consideration” shall be construed accordingly.  Such supplement or modification to this Agreement shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9 and shall otherwise be in form and substance determined in good faith by the Board of Directors or the board of directors of the successor or purchasing Person, as the case may be.  If, in the case of any such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, the stock or other securities and assets receivable thereupon by a holder of Common Stock includes shares of stock of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, then such supplement or modification to this Agreement shall also be executed by such other corporation and shall contain such provisions to protect the interests of the holders of the Notes consistent with the intent of this Agreement as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

The Company shall cause notice of the execution of such supplement or modification to be mailed to each holder, at the address of such holder as it appears on the register of the Notes, within 10 Business Days after execution thereof.  Failure to deliver such notice shall not affect the legality or validity of such modification or supplement.

If this Section 9.5 applies to any event or occurrence, Section 9.4 shall not apply.

Section 9.6                                     Taxes.  The issue of stock certificates on conversions of Notes shall be made without charge to the converting holder of Notes for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof.  The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the holder of any Notes converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 9.7                                     Reservation of Shares, Shares to be Fully Paid; Listing of Common Stock.

(a)                                  The Company shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issue upon conversion of Notes as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all Notes.  The Company covenants that all shares of Common Stock issuable upon conversion of Notes or in payment of interest thereon will upon issue be duly and validly issued and fully paid and non-assessable by the Company and free from all taxes, liens, adverse claims, preemptive or similar rights  and charges with respect to the issue thereof.

(b)                                 The Company further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all Common Stock issuable upon conversion of the Notes; provided that if the rules of such exchange permit the Company to defer the listing of such Common Stock until the first conversion of the Notes into Common Stock in accordance with the provisions of this Agreement, the Company covenants to list such Common Stock issuable upon conversion of the Notes in accordance with the requirements of such exchange at such time.

Section 9.8                                     Notice to Holders Prior to Certain Actions.  In case:

(a)                                  the Company shall declare a dividend (or any other distribution) on its Common Stock;

(b)                                 the Company shall authorize the granting to the holders of all or substantially all of its Common Stock of rights or warrants to subscribe for or purchase any share of any class of its Capital Stock or any other rights or warrants that would require an adjustment in the Conversion Rate pursuant to Section 9.4;

(c)                                  of any reclassification or reorganization of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(d)                                 of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall give notice to each holder of Notes in accordance with Section 15 at least ten days prior to the applicable date hereinafter specified stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up; provided that a separate notice shall not be required under this Section if such notice has been effectively provided under another provision of this Agreement at least ten days prior to the relevant date described above; provided further that separate notice shall not be required if the Company has issued a press release at least ten days prior to the relevant date described above containing the information otherwise required in such notice.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

Section 9.9                                     Cooperation.  The Company and the Purchasers acknowledge that one or more filings under the HSR Act or other foreign competition laws may be necessary in connection with the issuance of shares of Common Stock as contemplated in this Agreement. If any such filing is necessary, each party shall cooperate with the other party in preparing such filings and ensuring that they are made promptly and prior to the expiration of any legal deadline, and shall use their reasonable best efforts to expedite the termination of any required waiting periods or the grant of any approvals necessary to the issuance of shares. The Purchasers shall be permitted to make any such filings at any time.

SECTION 10.                                                                   EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                                  the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise;

(b)                                 the Company defaults in the payment of any interest on any Note for more than 30 days after the same becomes due and payable;

(c)                                  a default by the Company in the delivery when due of any shares of Common Stock (or any cash in lieu of fractional shares of Common Stock) deliverable upon conversion of the notes, which default continues for 10 days;

(d)                                 failure by the Company to provide a Mandatory Prepayment Event Notice to any holder of Notes within the time required to provide such notice as set forth in Section 8.3(b), unless such holders are otherwise given effective notice and a reasonable opportunity to exercise the prepayment rights contemplated by Section 8.3(b);

(e)                                  the Company defaults in the performance of or compliance with any other term contained herein and such default is not remedied within 30 days after the Company receives written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 10(e));

(f)                                    the Company or any Significant Subsidiary (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or (iv) is adjudicated as insolvent or to be liquidated;

(g)                                 a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or such Significant Subsidiary, or any such petition shall be filed against the Company or such Significant Subsidiary and such petition shall not be dismissed within 60 days; or

(h)                                 the occurrence of any default under any agreement governing Debt of the Company if that default: (A) is caused by the failure to pay at final maturity the principal amount of any Debt after giving effect to any applicable grace periods and any extensions of time for payment of such Debt; or (B) results in the acceleration of the final stated maturity of any such Debt, and in each case the aggregate principal amount of such Debt unpaid or accelerated aggregates $200 million or more at any time and such Debt has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration.

SECTION 11.                                                                   REMEDIES ON DEFAULT, ETC.

Section 11.1                               Acceleration.

(a)                                  If an Event of Default with respect to the Company described in Section 10(f) or (g) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)                                 If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)                                  If any Event of Default described in Section 10(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all such Notes held by it or them to be immediately due and payable, together with any accrued interest thereon.

Upon any Notes becoming due and payable under this Section 11.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 11.2                               Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 11, the holders of a majority in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and any Notes that are due and payable and are unpaid other than by reason of such declaration, and (b) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes which would conflict with such rescission.  No rescission and annulment under this Section 11.2 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 11.3                               No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

SECTION 12.                                                                   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 12.1                               Registration of Notes.  The Company shall keep at its principal executive office a register for the registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

Section 12.2                               Transfer and Exchange of Notes.  Subject to (i) the terms of the Voting and Standstill Agreement and (ii) subject to the receipt by the Company of evidence reasonably satisfactory to it (it being understood that the receipt of an opinion of counsel to such effect is sufficient evidence) that such transfer is exempt from registration under the Securities Act, upon surrender of any Note to the Company at the address and to the attention of the designated officer (each as specified in Section 15(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $1,000,000, provided that, if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000.  Any transferee of a Note shall, by acceptance of such Note, be bound by this Agreement, including the terms of the Notes concerning exchange for Exchange Notes.

Section 12.3                               Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 15(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

(a)                                  in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or

(b)                                 in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 13.                                                                   PAYMENTS ON NOTES.

The Company shall at all times maintain an office or agency in the United States at which the Notes may be presented for payment.  The Company initially designates its office at 500 Huntsman Way, Salt Lake City, Utah 84108 as such office.  The Company shall notify the holders of Notes of any change in such designated office.  Except as provided in the Notes, payment of the principal of and interest on the Notes shall be made at such office, in such lawful money of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Payments of cash interest to the Purchasers shall be made in the manner specified in Schedule A with respect to such Purchaser.  For other holders of Notes, each installment of cash interest may be paid by check mailed to such holder’s address as it appears in the Note register; provided, however, that, with respect to any Note holder with an aggregate principal amount in excess of $1,000,000, at the application of such holder in writing to the Company not later than 15 Business Days prior to the relevant interest payment date, accrued and unpaid cash interest on such holder’s Notes shall be paid by wire transfer in immediately available funds to such holder’s account in the United States, which application shall remain in effect until the Note holder notifies the Company to the contrary.

SECTION 14.                                                                   AMENDMENT AND WAIVER.

Section 14.1                               Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3 or 4 will be effective as to any Purchaser unless consented to by such Purchaser in writing, (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 11 relating to acceleration or rescission, change the amount or time of any prepayment (other than Section 8.3 and related definitions) or payment of principal of, or reduce the rate or change the time of payment of interest on, such Note, (ii) change the percentage of the principal amount of the

Notes the holders of which are required to consent to any such amendment or waiver, (iii) amend any of Sections 10(a), 10(b) or 11(c), or (iv) adversely affect in any material respect, the right of holders of Notes to convert their Notes pursuant to Section 9 and (c) the written consent of the holders of 75% in principal amount of the Notes at the time outstanding shall be required to (i) make any of the Notes payable in money or securities other than that stated in the Notes, (ii) make any change that adversely affects the holders’ rights to require the Company to prepay the Notes in accordance with this Agreement, or (iii) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or with respect to the conversion of any Note.  Notwithstanding any thing herein to the contrary, this Agreement may be amended or supplemented without the consent of any holder to comply with Section 7.2 or in circumstances contemplated by Section 9.5.

Section 14.2                               Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 14 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

SECTION 15.                                                                   NOTICES.

Except as otherwise provided in this Agreement, all notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid), or (d) if consented to by the recipient as set forth on Schedule A hereto, by electronic mail.  Any such notice must be sent:

(i)                                     if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)                                  if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)                               if to the Company, to the Company at 500 Huntsman Way, Salt Lake City, Utah 84108  to the attention of the Treasurer, facsimile number: (801) 584-5788 (with a copy to the General Counsel, facsimile number: (801) 584-5782), or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 15 will be deemed given only when (x) delivered by physical delivery or electronic mail, (or if such date is not a Business Day, on the next Business Day) (y) facsimile confirmation is received (or if such receipt is not on a Business Day, on the next Business Day) or (z) if sent by registered or certified mail, three Business Days after the date of mailing.

SECTION 16.                                                                   MISCELLANEOUS.

Section 16.1                               Section 16 Matters.  The Company will use its reasonable efforts to cooperate with the Purchasers to exempt shares of Common Stock issued in payment of interest or payment of principal at maturity pursuant to the Notes from the short-swing profit rules of Section 16 of the Exchange Act.

Section 16.2                               Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 16.3                               Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 16.4                               Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 16.5                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 16.6                               Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

(b)                                 THE PARTIES HERETO OF NOTES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS

OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 15 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 16.6.

Section 16.7                               Construction.  All references in this Agreement to Exhibits, Schedules, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules,  Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

HUNTSMAN CORPORATION

By	/s/ Sean Douglas
Name: Sean Douglas
Title: Vice President and Treasurer

[Signature page to Note Purchase Agreement]

This Agreement is hereby

accepted and agreed to as

of the date thereof.

APOLLO INVESTMENT FUND VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI,
LLC, its general partner

	By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO OVERSEAS PARTNERS VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

	By:	Apollo Capital Management VI,
LLC, its general partner

	By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO OVERSEAS PARTNERS
(DELAWARE) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC, its general partner

	By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

[Signature page to Note Purchase Agreement]

APOLLO OVERSEAS PARTNERS
(DELAWARE 892) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC, its general partner

	By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO OVERSEAS PARTNERS
(GERMANY) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

	By:	Apollo Capital Management VI, LLC, its general partner

	By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

AAA GUARANTOR - CO-INVEST VI, L.P.

By:	AAA MIP Limited,
its general partner

	By:	Apollo Alternative Assets, L.P.,
its investment manager

	By:	Apollo Alternative Assets GP Limited, its general partner

	By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

[Signature page to Note Purchase Agreement]

Schedule A

INFORMATION RELATING TO PURCHASERS

Name and Address of Purchaser	Principal Amount of Notes to be Purchased

Apollo Investment Fund VI, L.P.	$131,070,494.63

Apollo Overseas Partners VI, L.P.	$35,766,557.97

Apollo Overseas Partners (Delaware) VI, L.P.	$14,814,264.28

Apollo Overseas Partners (Delaware 892) VI, L.P.	$36,645,624.97

Apollo Overseas Partners (Germany) VI, L.P.	$453,058.16

AAA Guarantor – Co-Invest VI, L.P.	$31,250,000.00

Total	$250,000,000.00

(1)           All payments by wire transfer of immediately available funds to:

Purchaser	Wire Instructions
Apollo Investment Fund VI, L.P.

JPMorgan Chase & Co.
ABA: 021000021
BNF:  JPMorgan Chase & Co.
A/C#: 900-9-000150
BNF:  Apollo Overseas Partners VI, LP
A/C#:  P87091
ATTN: Robert Vasquez (212) 623 – 8694
REF:   Apollo Co-Investors VI, LLC

Apollo Overseas Partners VI, L.P.

JPMorgan Chase & Co.
ABA: 021000021
BNF:  JPMorgan Chase & Co.
A/C#: 900-9-000150
BNF:  Apollo Overseas Partners VI, LP
A/C#:  P87087
ATTN: Robert Vasquez (212) 623 – 8694
REF:   Apollo Co-Investors VI, LLC

Apollo Overseas Partners (Delaware) VI, L.P.	JPMorgan Chase & Co. ABA: 021000021 BNF: JPMorgan Chase & Co. A/C#: 900-9-000150 BNF: Apollo Overseas Partners (Delaware) VI, LP

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A/C#: P87090 ATTN: Robert Vasquez (212) 623 – 8694 REF: Apollo Co-Investors VI, LLC

Apollo Overseas Partners (Delaware 892) VI, L.P.

JPMorgan Chase & Co.
ABA: 021000021
BNF:  JPMorgan Chase & Co.
A/C#: 900-9-000150
BNF:  Apollo Overseas Partners (Delaware 892) VI,
LP
A/C#:  P87089
ATTN: Robert Vasquez (212) 623 – 8694
REF:   Apollo Co-Investors VI, LLC

Apollo Overseas Partners (Germany) VI, L.P.

JPMorgan Chase & Co.
ABA: 021000021
BNF:  JPMorgan Chase & Co.
A/C#: 900-9-000150
BNF:  Apollo Overseas Partners (Germany) VI, LP
A/C#:  P87088
ATTN: Robert Vasquez (212) 623 – 8694
REF:   Apollo Co-Investors VI, LLC

AAA Guarantor – Co-Invest VI, L.P.	JPMorgan Private Bank ABA# 021000021 Credit T & I Account Number: 099999651 F/F/C to Account Number: Q94259001 Account Name: AAA Guarantor – Co-Invest VI, L.P

with sufficient information to identify the source and application of such funds.

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(2)           All communications, including notices of payments and written confirmations of such wire transfers:

With respect to each of:

Apollo Investment Fund VI, L.P.

Apollo Overseas Partners VI, L.P.

Apollo Overseas Partners (Delaware) VI, L.P.

Apollo Overseas Partners (Delaware 892) VI, L.P.

Apollo Overseas Partners (Germany) VI, L.P.

One Manhattanville Road

Suite 201

Purchase, New York  10577

Attention:        General Counsel

Facsimile:        (646) 607-0539

and with respect to AAA Guarantor – Co-Invest VI, L.P.

Trafalgar Court

Les Banques

St. Peter Port, Guernsey

Attention:        Managing General Partner

Facsimile:       +44 (14) 8174-5054

with a copy to:

Jodi Sarsfield

c/o Apollo Management, L.P.

9 West 57th Street, 14th Floor

New York, New York  10019

E-mail:    JSarsfield@ApolloLP.com

Facsimile: (646) 607 - 0717

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Schedule B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Adjustment Event” is defined in Section 9.4(k).

“Affiliate” of any specified Person means any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” is defined in Section 1.

“Apollo Parties” has the meaning assigned to such term in the Settlement Agreement.

“Apollo Settlement Parties” is defined in Section 4.1(h).

“Applicable Consideration” is defined in Section 9.5.

“Board of Directors” means the Board of Directors of the Company or, other than in the case of the definition of “Continuing Directors,” any committee thereof duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Houston, Texas are required or authorized to be closed.

“Closing” is defined in Section 3.

“Closing Sale Price” of any share of Common Stock on any Trading Day means the closing sale price of such security (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which the shares of Common Stock are (or the other security is) traded or, if the shares of Common Stock are (or the other security is) not listed on a U.S. national or regional securities exchange, as reported by Pink Sheets LLC.  In the absence of such a quotation, the Closing Sale Price shall be determined by the  Board of Directors in good faith.  The Closing Sale Price shall be determined without reference to extended or after hours trading.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

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“Common Stock” means any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company.  Subject to the provisions of Section 9.5, however, shares issuable on conversion of Notes shall include only shares of the class designated as common stock of the Company at the date of this Agreement or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Company” means Huntsman Corporation, a Delaware corporation or any successor to its obligations hereunder.

“Conversion Date” is defined in Section 9.2(c).

“Conversion Price” shall mean, at any time, the price obtained by dividing $1,000 by the Conversion Rate then in effect.

“Conversion Rate” is defined in Section 9.1, and is subject to adjustment as provided in Section 9.4.

“Current Market Price” is defined in Section 9.4(g)(i).

“Debt” means, with respect to any Person, without duplication, (1) all indebtedness of such Person for borrowed money (other than non-recourse obligations); and (2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Determination Date” is defined in Section 9.4(k).

“Disqualified Foreign Merger” means completion of a merger or consolidation of the Company, or a sale, conveyance, transfer or other disposition by the Company of all or substantially all of its assets as an entirety or substantially as an entirety, in one or a series of related transactions, to any Person, in each case in which the resulting, surviving or transferee Person is not the Company and is not a corporation, partnership, limited liability company or trust organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, unless in any case such transaction will not adversely affect in any significant respect the rights of the holders of Notes with respect to the payment and conversion obligations of the Company hereunder (other than the substitution of Applicable Consideration pursuant to a transaction described in Section 9.5).

“Distributed Assets” is defined in Section 9.4(d).

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“Event of Default” is defined in Section 10.

“ex” date, when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock trade regular way on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Exchange Notes” is defined in Exhibit 1.

“Expiration Time” is defined in Section 9.4(f).

“Fair Market Value” is defined in Section 9.4(g)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America or any State or other political subdivision thereof, or any other jurisdiction in which the Company or any subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any subsidiary, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 12.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information” is defined in Section 6.2(b).

“Issue Date” means the date on which Notes are first issued under this Agreement.

“Mandatory Prepayment Date” is defined in Section 8.3(a).

“Mandatory Prepayment Event” means the occurrence of either a Non-Stock Change of Control or a Disqualified Foreign Merger.

“Mandatory Prepayment Event Notice” is defined in Section 8.3(b).

“Non-Stock Change of Control” means the occurrence of any of the following: (i) the acquisition by any person or “group” (as defined in Section 13(d)(3) under the Exchange Act) of (a) more than 50% of the outstanding Voting Stock of the Company (whether by merger, stock purchase, tender or exchange offer, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) or (b) assets constituting all or substantially all of the assets of the Company, (ii) Continuing Directors cease to constitute a majority of the Board of Directors, or

3

(iii) any merger, consolidation or reorganization, or series of such related transactions, involving the Company, unless the stockholders of the Company immediately prior to such transaction or transactions will, after such transaction or transactions, own at least 50% of the combined equity and voting power of the Company (or if the Company will not be the surviving entity in such merger, consolidation or reorganization, such surviving entity or a parent thereof).  Notwithstanding the foregoing, no transaction described in clause (i) or (iii) above shall be a Non-Stock Change of Control unless, in such transaction, the outstanding shares of Common Stock are converted into or exchanged for consideration that is less than 90% publicly traded common equity securities.  For purposes of the foregoing, (i) “Voting Stock” means capital stock that is ordinarily entitled to vote in the election of directors, and (ii) “Continuing Directors” means members of the Board of Directors on the Issue Date or persons who become such members subsequently and whose appointment, election or nomination for election is duly approved, which may be evidenced by inclusion in a proxy statement approved by such directors, by a majority of the Continuing Directors on the Board of Directors at the time of such approval.

“Notes” is defined in Section 1.

“Officers’ Certificate” means a certificate signed in the name of the Company (i) by the chairman of the Board of Directors, the president or chief executive officer or a vice president and (ii) by the chief financial officer, the chief accounting officer, the treasurer or any assistant treasurer or the secretary or any assistant secretary.

“Permitted Special Dividend” means any dividend or distribution made out of (or in an aggregate amount, taken together with other dividends made in reliance upon this definition, that could be made out of) payments and proceeds received by the Company or any Affiliate in connection with the Settlement Agreement and proceeds received by the Company or any Affiliate thereof from any judgment, settlement or other recovery with respect to claims made by the Company or any Affiliate against the Banks (as defined in the Settlement Agreement) arising from or relating to the Merger Agreement dated as of July 12, 2007 between the Company, Hexion Specialty Chemicals, Inc. and Nimbus Merger Sub Inc., the transactions referred to therein (including financing with respect thereto) and related matters, such claims including but not limited to the Texas Action Against the Banks (as defined in the Settlement Agreement), to the extent that such dividend or distributions are made within one year of receipt of such proceeds.

“Person” means an individual, partnership (limited or general), corporation, joint venture, limited liability company, association, trust, business trust, unincorporated organization or business entity.

“Purchased Shares” is defined in Section 9.4(f)(i).

“Purchaser” is defined in the first paragraph of this Agreement.

“Quarterly Dividend Amount” is defined in Section 9.4.

“record date” is defined in Section 9.4(g)(iii).

“Registration Rights Agreement” is defined in Section 4.1(d).

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“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding.

“Securities” means the Notes and shares of Common Stock that may be issued upon conversion thereof or in lieu of payment of principal or interest thereon.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Settlement” is defined in Section 6.2(a).

“Settlement Agreement” is defined in Section 4.2(h).

“Significant Subsidiary” means, in respect of any Person, a subsidiary of such Person that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

“Trading Day” means a day during which (i) trading in the Common Stock generally occurs, and (ii) a Closing Sale Price for the Common Stock is provided on The New York Stock Exchange or, if the Common Stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded.

“Trigger Event” is defined in Section 9.4.

“Voting and Standstill Agreement” is defined in Section 4.2(d).

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Exhibit 1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER THE COMPANY MAY REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT TO EVIDENCE COMPLIANCE WITH THE FOREGOING.

THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE VOTING AND STANDSTILL AGREEMENT DATED AS OF DECEMBER 23, 2008 BETWEEN THE COMPANY, THE INITIAL PURCHASERS OF THE NOTES AND CERTAIN OF THEIR AFFILIATES.  THE COMPANY WILL REFUSE TO REGISTER THE TRANSFER OF THIS NOTE EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.

[FORM OF NOTE]

HUNTSMAN CORPORATION

7% Convertible Senior Notes due 2018

No. [          ]                                                                                                                                                                                 [Date]

$[              ]

FOR VALUE RECEIVED, the undersigned, HUNTSMAN CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                        ], or registered assigns, the principal sum of [                                          ] DOLLARS (or so much thereof as shall not have been prepaid) on December 23, 2018, with interest (computed on the basis of a 360-day year of twelve 30 day months) on the unpaid balance hereof at the rate of 7.0% per annum from the date hereof (subject to adjustment as described below), payable semiannually in arrears, on July 1 and January 1 in each year, commencing July 1, 2009, until the principal hereof shall have become due and payable.  All accrued and unpaid interest shall also be due and payable on December 23, 2018.

The Company will pay interest on overdue principal and, to the extent lawful, interest at a rate per annum of 9%.

Payments of principal of and interest on this Note are to be made in lawful money of the United States of America, at 500 Huntsman Way, Salt Lake City, Utah 84108 or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

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Notwithstanding the foregoing paragraph or any other provisions of this Note or the Note Purchase Agreement:

(a)           the Company shall have the right at its option to satisfy any interest payment obligation on this Note by delivering, in lieu of cash, a number of shares of Common Stock equal to the amount of such interest payment, divided by the average VWAP of the Common Stock for the ten consecutive Trading Days ending on the second Trading Day immediately prior to the date on which such payment is due, rounded to the nearest whole share; and

(b)           the Company shall have the right at its option to satisfy its obligation to pay the principal of this Note at maturity by delivering, in lieu of cash, a number of shares of Common Stock equal to such principal amount plus an amount equal to the underwriting spread of a nationally recognized underwriter chosen by the Company that would be paid by a seller of such shares at such time, divided by the average VWAP of the Common Stock for the ten consecutive Trading Days ending on the second Trading Day immediately prior to the date on which such payment is due, rounded to the nearest whole share;

provided that if (i) the “ex” date for any event that requires an adjustment to the Conversion Rate pursuant to Section 9.4(a), 9.4(b), 9.4(c), 9.4(d), 9.4(e) or 9.4(f) of the Note Purchase Agreement (as defined below) occurs during such ten consecutive Trading Day period described in clause (a) or (b) above, the VWAP of the Common Stock for each Trading Day prior to the “ex” date for such other event shall be adjusted by dividing such price by the same fraction by which the Conversion Rate is so required to be multiplied as a result of such other event and (ii) if the Conversion Rate is adjusted with respect to any event occurring after such ten Trading Day period but before delivery of the shares of Common Stock and for which the adjustment contemplated by the preceding clause (i) has not been made, then the number of shares of Common Stock to be delivered pursuant to the above will be adjusted in the same proportion as the Conversion Rate is so adjusted, it being understood that the there shall be no duplication of adjustments pursuant to this clause (i) and clause (ii) and that the provisions of this clause (ii) shall not apply if the recipient of the Common Stock will upon delivery be entitled to the benefit of the event for which the Conversion Rate is adjusted with respect to the shares of Common Stock to be delivered under this paragraph.

To exercise its right described in clause (a) of the preceding paragraph, the Company shall give the holder of this Note notice of such exercise not later than 10 Trading Days prior to the date such interest payment is made, and to exercise its right described in clause (b) above, the Company shall give the holder of this Note notice of such exercise not later than 35 days (or, if the holders of Notes are not then restricted from acquiring Common Stock upon conversion of the Notes, under the HSR Act, 15 days)prior to the maturity date.  Section 9.9 of the Note Purchase Agreement shall apply mutatis mutandis.  For purposes of the foregoing, “VWAP of the Common Stock” means, for each Trading Day of determination, (i) the per share volume-weighted average price of the Common Stock as reported by Bloomberg Professional Service in respect of the period beginning at 9:30 a.m. New York City time and ending at 4:00 p.m. New York City time on such Trading Day, or (ii) if such volume-weighted average price is unavailable on such day, the Closing Sale Price of the Common Stock on such day.

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Notwithstanding the provisions of clauses (a) or (b) of the second preceding paragraph, the Company may, at any time when any Notes are outstanding, by notice to the holder of this Note accompanied by the Tax Opinion described below, either (i) demand that such holder surrender such Note to the Company in exchange for a new Note (an “Exchange Note”) having identical terms to this Note except that the Exchange Note will not contain this paragraph or the preceding two paragraphs, such Exchange Note to be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon, or (ii) unilaterally, without the consent of any holder of Notes, irrevocably terminate its rights described under clauses (a) or (b) of the second preceding paragraph above.  Upon completion of an exchange referred to in clause (i) of the preceding sentence or, upon the making of an election pursuant to clause (ii) of such sentence, as applicable, the Company’s rights under clauses (a) and (b) of the second preceding paragraph shall cease, and thereafter all payments of interest or principal on this Note shall be made solely in cash as provided elsewhere herein. The holder, by accepting this Note, agrees to surrender this Note for purposes of such exchange as promptly as practicable, but in no event later than 10 Business Days following the Company’s request to do so.  For purposes of the foregoing, “Tax Opinion” shall mean an opinion in customary form from recognized tax counsel to the effect that for U.S. federal income tax purposes, no gain or loss would be recognized by the holder of this Note with respect to either the exchange referred to in clause (i) above or the election referred to in clause (ii) above, as applicable, in each case other than with respect to accrued but unpaid interest on this Note.

This Note is one of the 7% Convertible Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of December 23, 2008 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof and subject in all respects to all terms and limitations therein.  Each holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Section 6.3(d) of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer in compliance with the Note Purchase Agreement, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note shall be convertible into Common Stock on terms provided in the Note Purchase Agreement.

This Note is subject to prepayment at the option of the Company at the times and on the terms specified in the Note Purchase Agreement.  The Company shall be required to offer to prepay the Notes following a Non-Stock Change of Control as specified in the Note Purchase Agreement.

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If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

This Note shall not be valid unless manually signed by an officer of the Company.  This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

HUNTSMAN CORPORATION

By
[Title]

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CONVERSION NOTICE

TO:                            HUNTSMAN CORPORATION

The undersigned registered owner of this Note hereby irrevocably exercises the option to convert this Note, or the portion thereof (which is $1,000 or a multiple thereof) below designated, into Common Stock of Huntsman Corporation in accordance with the terms of the Note Purchase Agreement referred to in this Note, and directs that the shares issuable upon such conversion, cash in lieu of fractional shares and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Note Purchase Agreement.  If shares or any portion of this Note not converted are to be issued in the name of a person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto.

Dated:

Signature(s)

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Fill in the registration of shares of Common Stock to be issued, and Notes, if any, to be delivered, and the person to whom payment for fractional shares, if any, is to be made, if other than to and in the name of the registered holder:

Please print name and address

(Name)

(Street Address)

(City, State and Zip Code)

Principal amount to be converted (if less than all):

$

Social Security or Other Taxpayer
Identification Number:

NOTICE:  The signature on this Conversion Notice must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

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